Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the foregoing statement on Schedule 13G, dated August 11, 2011, with respect to the shares of TPG Specialty Lending, Inc.’s Common Stock is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 11th day of August, 2011.

Date: August 11, 2011	MSSB TPG SPECIALTY LENDING ONSHORE FEEDER FUND

By: MORGAN STANLEY GWM FEEDER STRATEGIES LLC
Its Managing Owner

	By:	/s/ John Sweeney
	Name:	John Sweeney
	Title:	Authorized Signatory

MORGAN STANLEY GWM FEEDER STRATEGIES LLC

	By:	/s/ John Sweeney
	Name:	John Sweeney
	Title:	Authorized Signatory

MORGAN STANLEY SMITH BARNEY HOLDINGS LLC

	By:	/s/ Anne Cooney
	Name:	Anne Cooney
	Title:	Authorized Signatory

MORGAN STANLEY

	By:	/s/ Christina Huffman
	Name:	Christina Huffman
	Title:	Authorized Signatory